Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Newbury Street Trust: Treasury Fund, Prime Fund, and Tax-Exempt Fund of our report dated December 9, 2002 on the financial statements and financial highlights included in the October 31, 2002 Annual Report to Shareholders of Treasury Fund, Prime Fund, and Tax-Exempt Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 19, 2002